Fushi Copperweld Reports
Third Quarter 2010 Financial Results

BEIJING, China, November 2, 2010 – Fushi Copperweld, Inc. (Nasdaq: FSIN), the leading global manufacturer and innovator of copper-clad bimetallic wire used in a variety of telecommunication, utility, transportation and other electrical applications, today announced financial results for the third quarter ended September 30, 2010.

Third Quarter Highlights
-	Increased non-GAAP Net Income to $0.34 per diluted share, up 30.8% from $0.26 per diluted share in the third quarter of 2009;
-	Adjusted Net Income increased 72.3% to $13.0 million, from $7.6 million in the third quarter 2009;
-	Gross profit increased 29.6% to $19.7 million, or 29.6% of revenue, from $15.2 million in the third quarter 2009; and
-	Metric tons shipped at US facility increased 32.2% compared to third quarter 2009.

Revenues for the third quarter of 2010 increased 39.5% to $66.5 million, up from $47.7 million in the prior year quarter.  The $18.8 million increase in revenues reflected organic growth of 21.2% as a result of continued improvement in global demand and higher average selling prices primarily due to increases in copper prices, as well as the contributions of acquisitions completed subsequent to the third quarter of 2009.  These factors, along with a 32.2% increase in sales volumes from the Company’s US facility, offset a slight decline in sales volumes within China resulting from the continued slowdown in capital spending related to China’s 3G build out.

Gross profit in the 2010 third quarter increased 29.6% to $19.7 million from $15.2 million a year ago.  Consolidated gross margin as a percentage of revenues decreased to 29.6% from 31.8% in the prior year period, primarily as a result of higher copper prices and lower gross margins contributed from acquisitions completed subsequent to the third quarter of 2009. Gross margin for the Company’s Dalian cladding facility increased to 36.3% from 34.5% in the prior year quarter, reflecting improvements in both product mix and pricing, while gross margin for the Company's Fayetteville, TN facility decreased to 12.5% from 20.1% in the prior year quarter, reflecting higher raw material costs that were partially offset by enhanced operational efficiencies resulting from higher sales volumes and the benefits of past cost savings initiatives.

Operating expenses in the third quarter increased to $4.7 million, compared to $4.6 million in the prior year's quarter, due to an increase in costs resulting from the Company’s acquisitions.  On a percentage basis, operating expenses in the third quarter 2010 decreased to 7.1% of revenues from 9.6% in the third quarter of 2009.

On a GAAP basis, net income for the 2010 third quarter was $12.9 million, or $0.34 per diluted share. This compares with net income of $9.2 million, or $0.31 per diluted share, in the third quarter of 2009. GAAP results for the third quarter of 2010 include net interest income of $154,274, offset by other expenses of $176,000.

Excluding all non-cash gains and expenses and one-time, non-recurring losses, adjusted net income was $13.0 million or $0.34 per diluted share in the third quarter of 2010, compared to adjusted net income of $7.5 million or $0.26 per diluted share, in the prior year third quarter.

Fully diluted share count increased 30.5% in the third quarter of 2010 to 38.1 million from 29.2 million a year ago, primarily as a result of the Company’s follow on offering during the first quarter of 2010, as previously announced.

During the three months ended September 30, 2010, the Company generated $20.1 million of cash flow from operations, compared to $11.1 million in the comparable period in 2009. In the nine months ended September 30, 2010, cash flow from operations was $30.1 million, compared to $15.6 million for same period in last year. Long-term debt totaled $5.9 million, compared to $32.7 million at December 31, 2009. Accounts receivable at September 30, 2010 were $64.5 million, compared to $67.3 million at December 31, 2009.

During the quarter, the Company continued its reach into southeastern China through the transfer of acquired assets following the acquisition of Shanghai Hongtai, reported in the second quarter 2010, to its new facility in Yixing, enabling expanded production capacity, ancillary drawing and finishing capabilities, and closer proximity to over 100 telecom and power wire and cable manufacturers in Eastern and Southern China.  Initial registered capital for the opening of the facility was provided by the Company to take advantage of investment incentives available to foreign invested entities offered in the region.  In order to facilitate the investment in the form of USD, the Company has received a short-term shareholder loan in the amount of $23.0 million to expedite the process. The Company’s cash position at the end of the 2010 third quarter was $117.9 million, which included $15.0 million of the original loan proceeds provided prior to the close of the 2010 third quarter.  The remaining $8.0 million from the loan was received early in the 2010 fourth quarter.  The loan has already been repaid in its entirety by the Company in the form of RMB in the fourth quarter of 2010.

In accordance with Internal Revenue Code Section 956, the loan shall be treated as a "deemed dividend" (Subpart F income) to Company for tax purposes, and will result in a one-time, non-cash tax expense of approximately $1.3 million or $0.03 per diluted share in the fourth quarter of 2010 which will be applied against the Company's deferred tax assets.

Joe Longever, co-Chief Executive Officer of Fushi Copperweld, commented, “Our performance in the third quarter reflects the global nature of our business, the breadth and flexibility of our product offering and the developing demand for our products worldwide.  While we experienced some slowdown within certain sectors in China, the subsequent volume declines were mostly offset by growth from our U.S. facility, which supplies product to a variety of markets including Europe, South America and the Middle East.  Additionally, although we saw a decrease in demand from telecom customers related to the 3G build out in China, there was a concurrent pick-up in sales in the utility market.  We also continued to make solid progress in introducing our products into new end markets, such as transportation and CATV in China, as well as new geographies worldwide.”

Mr. Longever concluded, “Fushi Copperweld remains in an excellent position to capitalize on the many opportunities we see worldwide to expand our business and our position as the leading supplier of copper-clad bimetallic wire.  In China, the integration of our recent acquisitions and the roll out of our CCS product are both proceeding in line with our expectations, and we continue to increase our global presence to leverage the opportunities we see in emerging markets as countries continue to invest in critical infrastructure build outs.  With a liquid balance sheet and strong cash flows, we also have the financial flexibility to continue investing in our future growth.  Overall, Fushi Copperweld is well poised to address the large global market opportunity we see before us.”

Outlook

Based on current business trends, the Company expects adjusted fully diluted earnings per share to be between $ 0.29 and $ 0.31 for the fourth quarter and to be between $ 1.25 and $ 1.29 for the 2010 full-year period, based on an estimated weighted average diluted share count of 38.3 million shares for the fourth quarter of 2010 and 37.4 million for full-year periods. This expectation is based on the assumption that the effective tax rate at the consolidated level will be 23.0% and 12.8% % for the fourth quarter and 2010 full-year period, respectively, and includes the one-time increase in tax expense of $0.03 per diluted share related to the Company’s Yixing facility investment, as described above.

Conference Call

The Company will conduct a conference call to discuss the third quarter 2010 results today, Tuesday, November 2, 2010, at 8:30 am ET. To participate, the conference call may be directly accessed from the U.S. and Canada at 1-866-223-7781 and accessed internationally at 1- 416-340-8018.  A live webcast of the conference call will also be available at http://bit.ly/FSINevents on the Investor Relations section. A replay of the call will be available at http://bit.ly/FSINevents.

Reconciliation of Non-GAAP Financial Measures

Our net income was materially impacted by certain non-cash expenses and one-time events. To supplement our consolidated financial statements, which are prepared and presented in accordance with GAAP, we use EPS as adjusted for the impact of non-cash expense related to stock-based compensation and the change in the fair value of derivative liabilities related to the conversion option in Convertible Bonds and certain warrants. These Company-defined adjusted measures are being provided because management believes they are useful in analyzing the underlying operating performance of the business. These measures may be inconsistent with similar measures presented by other companies and should only be used in conjunction with our results reported according to accounting principles generally accepted in the United States. A reconciliation of earnings per share as reported and operating income as reported to adjusted non-GAAP earnings per share and adjusted non-GAAP operating income follows.

	Q3 2010	Q3 2009

GAAP Net Income	12,870,762	9,194,933
Non-cash expense:
Loss (gain) on debt extinguishment		(3,842,935)
Gain on CB extinguishment		2,058,352
Stock-based compensation	154,558	179,527
Total non-cash expense	154,558	(1,605,056)
Provision for income tax	(52,550)	(61,039)
Adjusted to Non-GAAP Net income	12,972,770	7,528,838

GAAP Earnings per share:
Basic	0.34	0.33
Diluted	0.34	0.31

Non-GAAP Earnings per share:
Basic	0.34	0.27
Diluted	0.34	0.26

About Fushi Copperweld
Fushi Copperweld Inc., through its wholly owned subsidiaries, Fushi International (Dalian) Bimetallic Cable Co. Ltd., and Copperweld Bimetallics LLC, is the leading manufacturer and innovator of copper-clad bimetallic engineered conductor products for electrical, telecommunications, transportation, utilities and industrial applications.  With extensive design and production capabilities, and a long-standing dedication to customer service, Fushi Copperweld is the preferred choice for bimetallic products worldwide.

Safe Harbor Statement
This press release may include certain statements that are not descriptions of historical facts, but are forward-looking statements. Forward-looking statements can be identified by the use of forward-looking terminology such as “will” “believes”, “expects” or similar expressions. These forward-looking statements may also include statements about our proposed discussions related to our business or growth strategy, which is subject to change. Such information is based upon expectations of our management that were reasonable when made but may prove to be incorrect.  All of such assumptions are inherently subject to uncertainties and contingencies beyond our control and upon assumptions with respect to future business decisions, which are subject to change. We do not undertake to update the forward-looking statements contained in this press release. For a description of the risks and uncertainties that may cause actual results to differ from the forward-looking statements contained in this press release, see our most recent Annual Report filed with the Securities and Exchange Commission (SEC) on Form 10-K, and our subsequent SEC filings. Copies of filings made with the SEC are available through the SEC's electronic data gathering analysis retrieval system (EDGAR) at www.sec.gov.

For more information, please contact:

Investors
Nathan J. Anderson, VP/Corporate Development — Fushi Copperweld Inc.
Phone +1.931.433.0482 — E-mail: IR@fushicopperweld.com
Web:  www.fushicopperweld.com

FUSHI COPPERWELD, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS
AS OF SEPTEMBER 30, 2010 AND DECEMBER 31, 2009

	September 30,	December 31,
	2010	2009
	Unaudited
ASSETS
CURRENT ASSETS:
Cash	$117,866,998	$60,597,849
Accounts receivable, trade, net of allowance of bad debt of $522,729 and $1,024,684
as of September 30, 2010 and December 31, 2009, respectively	64,520,827	67,284,600
Inventories	22,702,154	10,875,782
Notes receivables	257,883	122,972
Other receivables and prepaid expenses	505,709	1,137,566
Advances to suppliers	21,228,320	8,582,346
Deposit in derivative hedge	-	1,000,000
Total current assets	227,081,891	149,601,115

PLANT AND EQUIPMENT, net	129,748,890	117,385,566

OTHER ASSETS:
Advances to suppliers, non-current	540,482	1,356,404
Notes receivables, non-current	179,106	699,106
Intangible assets, net of accumulated amortization	14,277,324	11,924,056
Deferred loan expense, net	181,514	2,045,349
Deferred tax assets	15,407,083	11,722,469
Total other assets	30,585,509	27,747,384

Total assets	$387,416,290	$294,734,065

LIABILITIES AND SHAREHOLDERS' EQUITY

CURRENT LIABILITIES:
Revolver line of credit	$-	$4,033,783
Accounts payable, trade	6,202,910	4,002,773
Current portion of long-term debts	650,000	10,000,000
Other payables and accrued liabilities	5,009,902	3,928,374
Taxes payable	4,267,648	2,599,055
Cross currency hedge payable	-	436,702
Obligation under capital lease, current	79,084	71,503
Loan payable to shareholder	15,000,000	-
Total current liabilities	31,209,544	25,072,190

LONG-TERM LIABILITIES:
Long-term debts	5,850,000	25,000,000
Obligation under capital lease, non-current	88,232	153,626
Fair value of derivative instrument	-	7,532,527
Total long-term liabilities	5,938,232	32,686,153

Total liabilities	37,147,776	57,758,343

COMMITMENTS AND CONTINGENCIES	5,075,000

SHAREHOLDERS' EQUITY:
Preferred stock, $0.001 par value, 5,000,000 shares authorized, none issued or outstanding as of September 30, 2010 and December 31, 2009	-	-
Common stock, $0.006 par value, 100,000,000 shares authorized,
September 30, 2010: 37,779,839 shares issued and outstanding
December 31, 2009: 29,772,780 shares issued and outstanding	226,680	178,638
Additional paid in capital	166,297,828	105,540,676
Statutory reserves	20,793,298	16,282,793
Retained earnings	126,454,574	97,283,748
Accumulated other comprehensive income	31,421,134	17,689,867
Total shareholders' equity	345,193,514	236,975,722

Total liabilities and shareholders' equity	$387,416,290	$294,734,065

The accompanying notes are an integral part of these consolidated statements.

FUSHI COPPERWELD, INC.  AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME AND OTHER COMPREHENSIVE INCOME (LOSS)
FOR THE THREE AND NINE MONTHS ENDED SEPTEMBER 30, 2010 AND 2009
(UNAUDITED)

	Three months ended September 30,		Nine months ended September 30,
	2010	2009	2010	2009

REVENUES	$66,507,433	$47,676,346	$195,062,641	$131,234,427

COST OF GOODS SOLD	46,842,955	32,506,879	137,986,750	93,672,906

GROSS PROFIT	19,664,478	15,169,467	57,075,891	37,561,521

OPERATING EXPENSES:
Selling expenses	1,457,154	1,078,158	4,074,280	3,366,719
General and administrative expenses	3,242,826	3,510,034	11,161,896	9,747,637
Total operating expenses	4,699,980	4,588,192	15,236,176	13,114,356

INCOME FROM OPERATIONS	14,964,498	10,581,275	41,839,715	24,447,165

OTHER INCOME (EXPENSE):
Interest income	200,295	76,094	590,236	242,717
Interest expense	(46,021)	(1,201,014)	(560,476)	(4,150,086)
Bargain purchase gain	-	-	5,070,389	-
Loss on cross currency hedge	-	(1,199,438)	(753,666)	(1,581,812)
Loss on derivative instrument settlement	-	-	(6,650,000)	-
Gain (Loss) on debt extinguishment	-	3,842,935	(2,395,778)	3,842,935
Change in fair value of derivative liability - warrants	-	-	-	(752,114)
Change in fair value of derivative liability - conversion option	-	(2,058,352)	-	(7,181,198)
Other (expense) income, net	(176,001)	53,421	(194,445)	(193,061)
Total other income (expense), net	(21,727)	(486,354)	(4,893,740)	(9,772,619)

INCOME BEFORE INCOME TAXES	14,942,771	10,094,921	36,945,975	14,674,546

(PROVISION) BENEFIT FOR INCOME TAXES:
Deferred income tax benefit	158,599	888,378	3,684,614	3,253,085
Current income tax expense	(2,230,608)	(1,788,366)	(6,949,258)	(4,069,081)
(Provision) benefit for income taxes, net	(2,072,009)	(899,988)	(3,264,644)	(815,996)

NET INCOME	12,870,762	9,194,933	33,681,331	13,858,550

OTHER COMPREHENSIVE INCOME (LOSS):
Foreign currency translation adjustment	4,433,165	72,136	6,198,740	112,093
Change in fair value of derivative instrument	-	237,768	882,527	(3,275,588)
Reclassification of change in cash flow hedge to earnings	-	-	6,650,000	-

COMPREHENSIVE INCOME	$17,303,927	$9,504,837	$47,412,598	$10,695,055

EARNINGS PER SHARE:
Basic	$0.34	$0.33	$0.92	$0.50
Diluted	$0.34	$0.31	$0.91	$0.48

WEIGHTED AVERAGE SHARES:
Basic	37,694,626	28,084,416	36,553,784	27,827,152
Diluted	38,077,845	29,206,508	37,030,499	28,676,832

The accompanying notes are an integral part of these consolidated statements.

FUSHI COPPERWELD, INC.  AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS
FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2010 AND 2009
(UNAUDITED)

	2010	2009
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$33,681,331	$13,858,550
Adjustments to reconcile net income
provided by operating activities:
Allowance for doubtful accounts adjustment	(513,846)
Bad debt expense		862,302
Write-off of non-current advances to suppliers	527,095	-
Write-off of patent	131,250	-
Reserve for inventories	255,027	62,914
Write-off of inventories	-	119,133
Depreciation	8,997,857	7,191,842
Loss on sale of property and equipment	-	117,430
Deferred taxes	(3,684,614)	(3,253,085)
Reserve for notes receivables	500,000	-
Amortization of intangible assets	401,539	357,449
Amortization of loan commission	251,097	817,349
Amortization of stock compensation expense	528,207	1,108,254
Loss on cross currency hedge	753,666	1,581,812
Loss on derivative instrument settlement	6,650,000
Loss (gain) on debt extinguishment	2,395,778	(3,842,935)
Bargain purchase gain	(5,070,389)	-
Change in fair value of derivative liability - conversion option	-	7,181,198
Change in fair value of derivative liability - warrants	-	752,114
Change in operating assets and liabilities:
Accounts receivable	7,379,296	(20,177,587)
Inventories	(10,326,609)	(3,756,514)
Notes receivables	(112,473)	100,700
Other receivables and prepayments	574,714	401,070
Advances to suppliers - current	(11,648,978)	15,073,210
Accounts payable	(862,992)	(3,839,555)
Other payables and accrued liabilities	(1,926,906)	(3,113,988)
Taxes payable	1,233,444	3,984,006
Net cash provided by operating activities	30,113,494	15,585,669

CASH FLOWS FROM INVESTING ACTIVITIES:
Payment for purchase of subsidiaries	(6,375,000)	-
Cash acquired from acquisition of subsidiaries	901,463	-
Payments on cross currency hedge payable	(1,190,368)	(614,580)
Payment for unwind of cross currency hedge	(5,650,000)	-
Proceeds from sale of property and equipment	-	424,444
Purchases of property and equipment	(1,926,580)	(3,292,007)
Net of payments on prepayment of equipment	-	(1,877,177)
Net of claimed VAT on purchases of property and equipment	57,551	-
Net cash used in investing activities	(14,182,934)	(5,359,320)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from shareholder loan	15,000,000	4,552,000
Net payments on revolver line of credit	(4,033,783)	(723,566)
Payments on short-term bank loans	-	(17,553,600)
Proceeds from term loans	6,500,000
Release of restricted cash	-	1,000,000
Payment on capital lease obligation	(57,814)	(23,575)
Payment on high yield notes payable	(35,600,000)	(5,000,000)
Proceeds on issuance of common stock	56,361,500	1,920,000
Proceeds from exercise of warrants	1,180,599	-
Proceeds from exercise of stock options	27,225	-
Net cash provided by (used in) financing activities	39,377,727	(15,828,741)

EFFECT OF EXCHANGE RATE ON CASH	1,960,862	230

CHANGE IN CASH	57,269,149	(5,602,162)

CASH, beginning of period	60,597,849	65,611,770

CASH, end of period	$117,866,998	$60,009,608

Supplemental cash flow disclosures:
Interest paid	$1,425,833	$3,650,785
Income tax paid	$6,161,271	$3,609,505

The accompanying notes are an integral part of these consolidated statements.